Exhibit 10.1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.

***Triple asterisks denote omissions.

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”), effective as of June 15, 2019 (Beijing Time, “Effective Date”), is entered into between:

(i)	Juventas Cell Therapy Ltd., a company duly organized and existing under the laws of PRC, having its principal office at Building 5, No.8, No.8, Haitai Development, Huayuan Industrial Zone, Tianjin Binhai High-tech Zone, Tianjin City, China (hereinafter referred to as “Juventas” or the “Licensor”, which, unless contrary to the context or meaning thereof, shall include its successors and assigns); and
(ii)	CASI Pharmaceuticals, Inc., a company duly organized and existing under the laws of Delaware, having its principal office at 9620 Medical Center Drive, Suite 300, Rockville, Maryland 20850 (hereinafter referred to as “CASI” or the “Licensee”, which, unless contrary to the context or meaning thereof, shall include permitted successors and assigns).

(Juventas and CASI are each referred hereto as a “Party” and both the “Parties”.)

RECITALS

A.           Licensor has acquired, developed and/or accumulated patents, proprietary technology or formulas, clinical data, know-how and other confidential information related to the development and manufacturing of one developed candidate autologous T-cell therapy product with a scFv specifically binding to CD19.

B.           Licensor owns or has the right to license the information, including the patents, proprietary technology and formulas, clinical data, know-how and other confidential information associated with the Licensed Product (as defined below).

C.           Licensee desires to obtain, and Licensor has agreed to grant, a license to offer for sale, market, distribute and sell (collectively, “Commercialize” or “Commercialization”) the Licensed Product as more particularly described herein.

D.           Subject to the terms and conditions as more particularly described herein, Juventas or its designated manufacturer will be the exclusive manufacturer and supplier of the Licensed Product for CASI.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing preliminary statements, the mutual agreements and covenants set out herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

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Section I.

Definitions

As used in this Agreement, the following capitalized terms shall have the following meanings:

1.1          “Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with a person or entity, but only for so long as said control shall continue. As used herein, the term “control” or “controlled by” means: (a) ownership, directly or indirectly, of more than 50% of the voting securities of the applicable party; or (b) possession of the power to direct or cause the direction of the business, management and policies of a person whether by ownership, contract or otherwise. Solely for the purpose of defining “Affiliate” herein, Juventas shall not be deemed as an Affiliate of CASI.

1.2          “Annual Net Sales” means total Net Sales of the Licensed Product in a particular Calendar Year.

1.3          “Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

1.4          “Commercially Reasonable Efforts” means, with respect to the efforts to be exerted by a Party to achieve any objective, the reasonable efforts to accomplish such objective as a similarly situated party in the pharmaceutical industry would normally use to accomplish a similar objective in its own interests under similar circumstances.

1.5          “Change of Control” means (a) any Person becomes the beneficial owner, directly or indirectly, of 50% or more of the outstanding equity interests of a Party, or (b) a Party ceases to own and control, of record and beneficially, more than 50% of each class of outstanding voting equity interests of the Party.

1.6          “Chairperson” means the chairperson of the JSC or JDC as defined in Section 4.2 and Section 4.6.

1.7          “China Territory” means the People’s Republic of China, and for the purpose of defining “China Territory” only, including Macau and Taiwan and Hong Kong.

1.8          “Clinical Development” means a human clinical trial of a compound or product for an indication as required prior to the market of a medical product.

1.9          “CMC” means the regulatory submission for Chemistry, Manufacturing, and Controls of the Licensed Product as required by the FDA, the EMEA or the NMPA prior to and during the clinical trials in humans or any comparable submissions to any Governmental or Regulatory Authority within the Territory.

1.10        “Commercialize” or “Commercialization” has the meaning given to such term in Recitals of this Agreement.

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1.11         “Cost of Goods” or “COGS” means Juventas’ (and/or its contract manufacturer’s) costs of (i) materials, excipients, packaging and labeling material (including package insert); (ii) direct line costs, including direct labor of employees (including basic wages, labor and related payroll taxes and benefits) incurred or spent in the actual production, filling, packaging and labeling of the Licensed Product, including without limitation for quality assurance, purchasing and manufacturing facility operations; (iii) overhead (including operating expenses, indirect labor and related payroll taxes and benefits, depreciation, amortization, taxes, insurance, rent, equipment repairs and maintenance, energy costs and supplies) incurred or spent in support of the actual production, filling, packaging and labeling of the Licensed Product; and

(iv) any other costs with respect to the manufacture of the Licensed Product.

1.12        “Commercialization Plan” has the meaning given to such term in Section 3.8 of this Agreement

1.13        “EMEA” means the European Medicines Agency, or any successor entity thereto.

1.14        “Ex-China Territory” means the rest of the world outside the China Territory.

1.15        “Field” means all therapeutic uses of the Licensed Product.

1.16        “FDA” means the U.S. Food and Drug Administration, or any successor entity thereto.

1.17        “First Commercial Sale” means the first sale of the Licensed Product in any part of the Territory after Regulatory Approval for the Licensed Product has been granted, or otherwise permitted, by a Regulatory Authority of the Territory such as NMPA. For the avoidance of doubt, the First Commercial Sale does not include any sale or supply of any product for the sole purpose of clinical trials.

1.18        “GMP” means current Good Manufacturing Practices as defined in Parts 210 and 211 of Title 21 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto and foreign equivalents thereof, including, where referring to activities in China, the Guidelines on Good Manufacturing Practices specific to the Licensed Product, or such practices as may be as otherwise required by the NMPA, including under the Quality Administrative Standard for Drug Manufacturing as well as any requirements issued pursuant to the Regulation of Drug Manufacturing Administrative Procedures issued by the NMPA.

1.19        “GMP Manufacturing Facility” means any manufacturing facility that meets the GMP.

1.20        “Governmental or Regulatory Authority” means: (a) the National Medical Products Administration of the People’s Republic of China (the “NMPA”) and any other national, federal, provincial, state, municipal or other governmental body, (b) any international or multi- lateral body, (c) any subdivision, ministry, department, secretariat, bureau, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies, (d) any quasi- governmental or private body exercising any regulatory, expropriation or taxing authority under or for any of the foregoing governments or bodies, or (e) any international, multi-lateral or multi-national judicial, quasi-judicial, arbitration or administrative court, grand jury, tribunal, commission, board or panel.

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1.21        “IND” means any investigational new drug application filed with the FDA, the EMEA or the NMPA prior to beginning clinical trials in humans or any comparable application filed with any Governmental or Regulatory Authority within the Territory.

1.22        “Intellectual Property” means all registered patents, patent applications, inventions or discoveries (whether or not patentable), copyrights, copyright applications, domain names, Licensed Product specifications, data, trade secrets, trade dress, know-how and all other intellectual property rights, and all related documentation or other tangible expressions thereof, including the proprietary information set forth on Exhibit A attached hereto as will be updated from time to time, which are necessary to the Commercialization of the Licensed Product in the Territory, but excluding any intellectual property solely relating to the development and manufacture of the Licensed Product.

1.23        “Improvements” means any inventions, discoveries, know-how, clinical data or other proprietary information related to any Licensed Product created, generated or acquired by either Party during the Term of this Agreement.

1.24        “JDC” has the meaning given to such term in Section 4.5 of this Agreement

1.25        “JSC” has the meaning given to such term in Section 4.1 of this Agreement

1.26        “Laws” means: (a) all constitutions, treaties, laws, statutes, codes, ordinances, guidance, orders, decrees, rules, regulations, and municipal by-laws, (b) all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any governmental, regulatory or judicial authority, and (c) all policies, practices and guidelines of any governmental or regulatory authority.

1.27        “Licensor Product Liability Claims” means all Product Liability Claims that arise in the Territory and are attributable to the activities conducted by the Licensor with regard to the Licensed Product.

1.28        “Losses” means any and all claims, liabilities, losses, damages, fees, penalties, judgments, awards, interest, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses and court’s costs) incurred by a Party to this Agreement, or any Affiliate thereof, resulting from a third party Proceeding against either Party.

1.29        “NDA” means a New Drug Application filed with the FDA, the EMEA, and the NMPA to obtain approval for commercial sale or use of the Licensed Product as a pharmaceutical or medicinal product in any formulation or dosage form (excluding any pricing and reimbursement approvals) or any comparable application filed with any Governmental or Regulatory Authority within the Territory.

1.30        “Net Sales” means the gross amount invoiced for sales of the Licensed Product by Licensee, or Affiliates or its permitted sublicensee to any Third Party in the Territory, less the following amounts: (i) sales taxes or other taxes separately stated on the Licensed Product invoice; (ii) shipping and insurances charges separately stated on the Licensed Product invoice; and (iii) price adjustments, credits, refunds or deductions for returned or defective Licensed Product, all to the extent reasonably demonstrated by CASI by written records, provided that such calculation is not in violation of the Generally Accepted Accounting Principles (GAAP) of the United States. Notwithstanding anything in this Agreement to the contrary, the transfer of the Licensed Product between or among CASI and any of its Affiliates and sublicensees will not be considered a sale.

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1.31        “Non-Royalty Sublicense Income” means any and all payments received from a sublicense by CASI, in consideration of the grant of a sublicense, including but not limited to upfront and milestone payments, license maintenance fees and the fair market value of any non- cash consideration, but excluding payments made by a sublicensee as a royalty on Net Sales of the Licensed Product sold by such sublicensee.

1.32        “Proceedings” means claims, suits, actions, investigations or proceedings.

1.33        “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.34        “Licensed Product” means one developed candidate autologous T-cell therapy product with a scFv specifically binding to CD19, which is identified by Juventas as an internal reference number CNCT19.

1.35        “PRC” means People’s Republic of China, but for the purpose only of this Agreement, shall exclude Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

1.36        “Phase II Clinical Trial” means a human clinical trial of a compound or product for an indication conducted in the PRC, the principal purpose of which is a determination of safety and efficacy for such indication or indications in a target patient population over a range of doses and to provide the rational and provide the basis for the design of phase III clinical trial studies and the determination of dosing regimens, as more fully defined in Article 31 of Provisions for

Drug Registration (2007 Revision) (《药品注册管理办法(2007修订)》, or its successor regulation.

1.37        “Product Liability Claim” means any third-party Proceedings involving any actual or alleged death or bodily injury arising out of or resulting from the use of Licensed Product.

1.38        “Regulatory Approval” means approval or registration by any Governmental or Regulatory Authority in the Territory as necessary for the manufacturing, distribution, promotion and sale of the Licensed Product or otherwise permitting the manufacture or sale of the Licensed Product.

1.39        “R&D Plan” has the meaning given to such term in Section 3.7 of this Agreement.

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1.40        “Restricted Products” has the meaning given to such term in Section 2.8 of this Agreement.

1.41        “Supply Agreement” has the meaning given to such term in Section 5.1 of this Agreement.

1.42        “Territory” means worldwide.

1.43        “Term” has the meaning given to such term in Section 8.1 of this Agreement.

1.44        “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.45        “Trademark” means any word, phrase, slogan, design, symbol or product packaging used or intended to be used to identify the Licensed Product or distinguish it from competitive or related products. For clarification, the “Licensor Trademarks” means “合源生物” and “Juventas” and any other trademarks, logos or branding used by Licensor in connection with the Licensed Product.

Section II.

Grant of Exclusive License

2.1          Grant of License.

(a)          Exclusivity. Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee during the Term, an exclusive license (the “License”) in the Field in the Territory under the Intellectual Property and Improvements solely to Commercialize the Licensed Product. During the Term of this Agreement, Licensor and its Affiliates shall not by themselves or through a third party to Commercialize any Licensed Product. For the sake of clarity, Juventas has no obligation to provide CASI with any information or material that is not necessary for Commercialization of the Licensed Product and Parties agree that Juventas retains the right to use the Intellectual Property to develop and Commercialize any product other than Licensed Product.

(b)          Responsibility of Commercialization. CASI shall use Commercially Reasonable Efforts, including the use of third-party experts and external consultants at its own cost, to Commercialize the Licensed Product in the Territory in which necessary approvals from Governmental or Regulatory Authorities in such region have been obtained by Juventas for the Commercialization of the Licensed Product.

(c)          Right of First Negotiation. The Parties acknowledge and agree that during the Term of this Agreement, if one combination of the Licensed Product with other active drug ingredients will result in a new product from a regulatory point of view and Juventas intends to grant any third party the Commercialization rights of such new product, CASI shall have the first right to negotiate for any Commercialization rights in and to such new product in the Territory in terms and conditions to be further negotiated by the Parties. In the event the Parties are unable to reach an agreement on terms within sixty (60) days from the date that Licensor notifies Licensee that such new product are available in the Territory, then Licensor may offer such rights in and to such new product in the Territory to a third party, provided that the terms and conditions offered to the third party shall not be more favorable than those offered to Licensee. If Licensor desires to offer such rights to new product on more favorable terms than those last offered to Licensee, Licensor shall first offer such terms for the new product to Licensee as set forth herein and the negotiation period of sixty (60) days shall be renewed and recalculated.

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2.2          Trademarks.

(a)          Juventas grants to CASI an exclusive license to use the Licensor Trademarks in the Territory and solely in connection with the Licensed Product. CASI shall use the Licensor Trademarks solely in connection with its Commercialization of the Licensed Product in the Territory. All use of the Licensor Trademarks by CASI will inure to the purpose of this Agreement. CASI shall not register or attempt to register any of the Licensor Trademarks in any jurisdiction in the Territory, or otherwise, without the prior written consent of Juventas, and in the event that CASI does register any of the Licensor Trademarks in the Territory (the “Territory Trademarks”), such Territory Trademarks that are identical to, similarly confusing with or use the Licensor Trademarks shall be transferred and assigned to Juventas upon expiration or termination of this Agreement or its earlier request. However, for clarity purpose, this Section 2.2 does not restrict CASI from developing, creation, registering or using its own trademarks solely to indicate CASI as a distributor of the Licensed Product. CASI’s use of the Licensor Trademarks shall comply with laws and regulations related to labeling and advertising in the Territory and other applicable Laws.

2.3          Right to Sublicense. Licensee shall have the right to sublicense the licensed rights to its Affiliates, distributors and/or sublicensees or non-affiliates provided that the Licensor’s prior written consent has been obtained, which consent shall not be unreasonably withheld. In the event that Licensee engages any Affiliate, distributor and/or sublicensee in connection with the Commercialization of the Licensed Product(s), such Affiliate, distributor and/or sublicensee shall have the right to use the License and the Licensor Trademarks subject to the terms and conditions herein and solely in connection with the Licensed Product.

2.4          Ownership and Preservation. Licensor retains ownership of, and all other rights to, the Intellectual Property. Licensor shall use Commercially Reasonable Efforts to preserve and maintain the Intellectual Property in the Territory and shall pay any periodic filing or administrative fees associated therewith. Licensor shall keep Licensee informed regarding the prosecution and maintenance of licensed patents or patent applications in the Territory, if any, included in the licensed Intellectual Property. In addition, if the Licensor fails to preserve or maintain the Intellectual Property in the Territory and refuses to preserve or maintain the Intellectual Property after receipt of reminder of Licensee, Licensee may, at its own discretion and cost, take all necessary actions to ensure such preservation and maintenance.

2.5          Improvements. Parties agree that all right, title and interest in and to the Improvements shall be the sole and exclusive property of Juventas. CASI shall, and shall cause their employees to make full and prompt disclosure to Juventas of all Improvements. CASI hereby assign and transfer, without additional consideration, to Juventas all right, title and interest that CASI and their employees may have in and to any and all Improvements throughout the world. CASI shall and shall cause their employees to timely execute, or cause to be executed, all papers necessary to effect and perfect the assignment and transfer of all right, title and interest that CASI and their employees may have in and to any and all Improvements to Juventas.

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2.6          For the avoidance of doubt, nothing in this Agreement shall be construed to confer any rights upon CASI to modify or reversely engineer the Licensed Product. Without prior written consent of Juventas, CASI shall not further develop or file regulatory filing for the Licensed Product. Any and all information, materials, data and results developed by CASI in violation of this provision shall be solely owned by Juventas.

2.7          Conversion to No-exclusive. Despite anything to the contrary in this Agreement, any exclusive license granted under this Agreement will immediately become non-exclusive and any rights to sublicense will immediately terminate only if [***]. Determinations of total market share shall be made based on IQVIA market data (formerly IMS Health), or any successor thereto, calculated on the basis of number of units sold (subject to adjustments for package sizes, product dosage or strength, and similar factors, as reasonably determined by the Parties).

2.8          Non-competition. CASI irrevocably and unconditionally agrees with and undertakes to Juventas that, unless with prior written consent of Juventas or specially permitted by this Agreement, during the Term of this Agreement and [***] years thereafter, (1) CASI shall not engage in development or Commercialization of any T-cell therapy product specifically binding to CD19 (“Restricted Products”) other than the Licensed Product; and (2) CASI shall not market or sell any Restricted Products in the Territory.

Section III.

Parties’ Responsibilities

3.1          Overview. Subject to this Section III, it is the intent of the Parties that Juventas will have sole responsibility for the activities related to preclinical and clinical development of the Licensed Product until the receipt of Regulatory Approvals required for Commercialization of the Licensed Product in the Territory, and CASI will have sole responsibility, with Commercially Reasonable Efforts, for the activities related to the Commercialization of the Licensed Product in the Territory. Juventas’s preclinical and clinical development of the Licensed Product shall be subject to the review and/or approval of JSC as further set out in Section IV. For the sake of clarity, the Parties shall bear their own costs related to their responsibilities set out under this Agreement.

3.2          Juventas’ Responsibilities. Juventas will be responsible for all research and development activities for the Licensed Product in the Territory, in particular:

(a)          IND Filings and CMC Development. Upon execution of this Agreement, Juventas shall continue in IND filings and CMC development in accordance with the R&D Plan (as defined below), including preparing and submitting relevant application forms and such other materials as may be required by applicable Government or Regulatory Authority in the Territory. Juventas will be solely responsible for compliance with CMC requirements.

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(b)          GMP Manufacturing Facility. Juventas will use Commercially Reasonable Efforts to establish its own GMP Manufacturing Facility or a third-party GMP Manufacturing Facility. Upon commencement of manufacturing of the Licensed Product at the GMP Manufacturing Facility, Licensor shall be solely responsible for the manufacture and supply of the Licensed Product for Licensee’s sale and distribution in the Territory. Licensor shall be solely responsible for all costs and expenses incurred in relation to the GMP Manufacturing Facility, including development, construction, validation, equipment, regulatory and operational expenses. Juventas will be solely responsible for compliance of the GMP Manufacturing Facility with all Applicable Laws in the Territory.

(c)          Clinical Development. Juventas shall be responsible for Clinical Development of the Licensed Product in the Territory and for all indications by itself or through a third party and bear all relevant costs and expenses incurred. Juventas will own and have responsibility and control of the necessary regulatory submissions to all applicable Government or Regulatory Authority in the Territory.

(d)          NDA Filings. Upon and from the execution of this Agreement, Juventas shall use Commercially Reasonable Efforts to obtain, control and maintain NDA approvals in the Territory for the Licensed Product in accordance with the R&D Plan, including preparing and submitting a product dossier and such other materials as may be required for classification and approval of the Licensed Product for the sale and marketing in the Territory by the NMPA or other applicable Government or Regulatory Authority in the Territory. Juventas shall bear all costs associated with obtaining and maintaining all Regulatory Approvals in the Territory, including all costs associated with any regulatory filings related to the Licensed Product, and any post- marketing studies necessary to obtain or maintain Regulatory Approval.

(e)          Other Responsibilities. In addition to the specified responsibilities under subsection (a) to (d) above, Juventas shall use Commercially Reasonable Efforts, including the use of third party experts and external consultants at its own cost, to complete registration with all Governmental or Regulatory Authorities in the Territory, as well as other formalities which may be necessary in order to complete the regulatory and clinical process for the manufacturing, distribution, marketing and sale of the Licensed Product in the Territory. The shipping responsibility of the Licensed Product is subject to a separately Supply Agreement to be further negotiated by the Parties.

3.3          CASI’s Responsibilities. Licensor shall be responsible for the commercialization, marketing, strategy, pricing, promotion, market targeting, branding, distribution and sale of the Licensed Product in the Territory, in particular:

(a)          Promotion Efforts. Provided that Licensor has obtained all Governmental Approvals for the sale and distribution of the Licensed Product, Licensee shall use Commercially Reasonable Efforts to Commercialize the Licensed Product in the Territory.

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(b)          Promotion Materials. CASI shall prepare promotion material at its own cost but shall not use major promotion materials until receipt of Juventas’s prior consent, which consent shall not be unreasonably withheld. However, Licensee shall remain solely responsible for such materials’ compliance with applicable Laws.

3.4          Costs of Development. All costs of the development of the Licensed Product related to activities provided in Section 3.1 shall be the responsibility of and borne by Juventas, including the cost of the services and materials provided by Third Parties and the cost of the manufacture and supply of Licensed Product.

3.5          Governmental Correspondence. Licensee shall be responsible to respond to inquiries, notice or correspondence from Governmental or Regulatory Authority in relation to the Commercialization of the Licensed Product. Licensor shall be responsible to respond to all other inquiries, notice or correspondence from Governmental or Regulatory Authority in relation to the Licensed Product. Both Parties shall provide reasonable assistance to the other Party for their provision of such respond.

3.6          Regulatory Information. Each Party shall provide the other Party with all reasonable assistance and take all actions reasonably requested by the other Party that are necessary to enable the other Party to comply with any Law applicable to the Licensed Product. Such assistance and actions shall include, among other things, keeping the other Party informed, commencing within five (5) business days of notification of any action by, or notification or other information which it receives (directly or indirectly) from any Governmental or Regulatory Authority which: (a) raises any material concerns regarding the safety or efficacy of the Licensed Product; (b) indicates or suggests a potential material liability for either Party to third parties arising in connection with the Licensed Product or (c) is reasonably likely to lead to a field alert report, recall or market withdrawal of the Licensed Product; provided, that neither Party shall be obliged to disclose information in breach of any existing contractual restrictions.

3.7          Research and Development Plan.

(a)          Within six months after the execution of this Agreement, Juventas shall form a research and development plan that further lays out the responsibilities and liabilities of Juventas for the research, filing and production of the Licensed Product (the “R&D Plan”) and submit to JSC for approval. The R&D Plan shall include (a) a high-level summary of the research and development activities to be undertaken by Juventas and its Affiliates with respect to the research and development of the Licensed Product, including the activities to be taken during the stages of IND filing, CMC development, GMP manufacturing and NDA and the expected timeline for each stage; and (b) a detailed provision for divisions of risks and liabilities of the Parties in different situations.

(b)          The R&D Plan shall be updated on a semi-annual basis and amended from time to time. Any update or amendment shall be submitted to and is subject to the review and approval by the Joint Steering Committee in accordance with the procedures provided in Section IV below.

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3.8          Commercialization Plan.

(a)          Within six months after the execution of this Agreement, CASI shall form a Commercialization plan that further lays out the responsibilities and liabilities of CASI for the Commercialization of the Licensed Product (the “Commercialization Plan”) and submit to JCC for approval. The Commercialization Plan shall include a high-level summary of the Commercialization activities to be undertaken by CASI and its Affiliates with respect to the marketing strategy, promotion materials and third-party agents.

Section IV.

Joint Steering Committee and Joint Development Committee

4.1          Joint Steering Committee. The Parties shall establish a joint steering committee (the “JSC”) to coordinate and oversee activities for which the Parties collaborate, to oversee the development efforts, to provide a decision-making structure and to provide a forum for discussion of matters relating to the development and Commercialization of the Licensed Product.

4.2          Membership of JSC. The JSC shall be comprised of an equal number of representatives from each of CASI and Juventas and unless otherwise agreed such number shall be two (2) senior representatives from each of CASI and Juventas. Either Party may replace its respective JSC representatives at any time with prior notice to the other Party, provided, that such replacement is of comparable authority and scope of functional responsibility within that Party’s organization as the person he or she is replacing. CASI shall select one of its representatives as the chairperson for the JSC (the “Chairperson”) who shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting (which agenda will include every matter requested by either Party), and preparing and issuing minutes of each meeting within thirty

(30) days thereafter.

4.3          Decisions of JSC. The JSC shall make decisions unanimously. In the event that the JSC cannot reach an agreement regarding any matter within the JSC’s authority for a period of twenty (20) days, then the dispute shall promptly be submitted to the senior executive officers of Juventas and CASI for resolution. If the dispute remains unresolved for twenty (20) days after submission to such persons, then the senior executive of Juventas shall have final decision-making authority on matters related to the R&D Plan; provided, however, that the senior executive of CASI shall have final decision-making authority with respect to disputes regarding the Commercialization of the Licensed Product including pricing and sales force deployment, in the Territory.

4.4          Responsibilities of JSC. The JSC shall perform the following functions, some or all of which may be addressed directly at each meeting of the JSC:

(a)          monitor progress of activities under the R&D Plan;

(b)          review and approve amendments to the R&D Plan;

(c)          provide a forum for the Parties to keep CASI informed with respect to Juventas’ material activities under the R&D Plan;

(d)          discuss strategy for the preparation, filing, prosecution and maintenance of the Intellectual Property related to the Licensed Product; and

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(e)          such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed by the Parties from time to time.

4.5          Joint Development Committee. The Parties will establish a Joint Development Committee (the “JDC”) to facilitate cooperation and information transfer on the development of the Licensed Product. The JDC will provide a decision-making structure and forum for discussion of matters relating to the development of the Licensed Product, approve development plans and resources.

4.6          Membership of JDC. The JDC shall be comprised of an equal number of representatives from each of CASI and Juventas and unless otherwise agreed such number shall be two (2) senior representatives from each of CASI and Juventas. Either Party may replace its respective JDC representatives at any time with prior notice to the other Party, provided, that such replacement is of comparable authority and scope of functional responsibility within that Party’s organization as the person he or she is replacing. Unless otherwise agreed by the Parties, the JDC shall have at least one representative with relevant decision-making authority from each Party such that the JDC is able to effectuate all of its decisions within the scope of its responsibilities. CASI shall select one of its representatives as the chairperson for the JDC (the “Chairperson”) who shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting (which agenda will include every matter requested by either Party), and preparing and issuing minutes of each meeting within thirty (30) days thereafter.

4.7          Decisions of JDC. In the event that the JDC cannot reach an agreement regarding any matter within the JDC’s authority for a period of twenty (20) days, then the dispute shall promptly be submitted to the JSC for resolution.

4.8          Responsibilities of JDC. The JDC shall perform the following functions, some or all of which may be addressed directly at each meeting of the JDC:

(a)          overseeing, reviewing and monitoring activities under this Agreement including, without limitation, any clinical trials proposed to be conducted;

(b)          facilitating access to and the exchange of information between the Parties related to the development of the Licensed Product and

(c)          undertaking and/or approving such other matters as are specifically provided for under the Agreement.

Section V.

Supply of Licensed Product

5.1          Supply of Licensed Product. Juventas shall by itself or through a designated manufacturer, completes construction of its GMP Manufacturing Facility, which is fully functional, and, commences manufacturing of the Licensed Product pursuant to the terms and conditions of this Agreement. Subject to the applicable terms in a separate Supply Agreement, Juventas or its designated manufacturer shall be the exclusive manufacturer and supplier of the Licensed Product to CASI. Juventas shall promptly notify CASI when the GMP Manufacturing Facility is complete and operations are ready to commence. Juventas shall supply the Licensed Product to CASI pursuant to a separate supply agreement (“Supply Agreement”) to be executed between the Parties within a reasonable time upon execution of this Agreement. The potential business plan for CASI to build manufacturing capability of the Licensed Product, if any, will be discussed by the Parties. If CASI intends to manufacture the Licensed Product in the Territory, Parties shall negotiate the terms and conditions in good faith.

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5.2          Supply Price. Juventas shall supply CASI with the Licensed Product in accordance with this Agreement and a separate Supply Agreement. The supply price for the Licensed Product from Juventas to CASI will be [***]:

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***]

Section VI.

Milestone and Royalty Payments

6.1          Milestone Payment. A non-refundable and non-creditable milestone payment of [***] shall be paid to Licensor upon the initiation of the first Phase II Clinical Trial with the Licensed Product in accordance with the timeline provided under Section 6.3.

6.2          Royalty and Non-Royalty Sublicense Payments.

(a)          Licensed Product Royalty. Subject to the terms and conditions set forth in the remainder of this Section 6.2, CASI shall pay to Juventas the following royalties on Annual Net Sales of the Licensed Product in the Territory:

A.           China Territory. CASI will pay to Juventas a royalty on Net Sales of the Licensed Product in the China Territory on an annual basis at the [***].

B.           Ex-China Territory: CASI will pay to Juventas a royalty on Net Sales of the Licensed Product in the Territory on an annual basis at the following rates:

i).           For the portion of aggregate Annual Net Sales of all Licensed Product in the Ex-China Territory equal to or less than [***] in any calendar year, [***] of such portion of such Annual Net Sales;

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(ii).         For the portion of aggregate Annual Net Sales of all Licensed Product in the Ex-China Territory more than [***] but no more than [***] in any calendar year, [***] of such portion of such Annual Net Sales;

(iii).        For the portion of aggregate Annual Net Sales of all Licensed Product in the Ex-China Territory more than [***] but no more than [***] in any calendar year, [***] of such portion of such Annual Net Sales; and

(iv).        For the portion of aggregate Annual Net Sales of all Licensed Product in the Ex-China Territory more than [***] in any calendar year, [***] of such portion of such Annual Net Sales.

(b)          Non-Royalty Sublicense Income. If CASI sublicenses its rights under this Agreement to any Person pursuant to Section 2.3, CASI shall pay [***] of the Non-Royalty Sublicense Income of such sublicense to Juventas.

(c)          Payment Reports. During the Term, following the First Commercial Sale of the Licensed Product in any country or region in the Territory, CASI shall furnish to Juventas a written report (each, a “Payment Report”) within [***] days after the end of each Calendar Quarter showing the Non-Royalty Sublicense Income, Net Sales of each Licensed Product in China Territory and Ex-China Territory and the royalties payable under this Agreement, along with (i) the Non-Royalty Sublicense Income obtained in the Calendar Quarter, (ii) gross sales of the Licensed Product in China Territory and Ex-China Territory, (iii) Net Sales in the relevant Calendar Quarter in China Territory and Ex-China Territory, (iv) all relevant exchange rate conversions in accordance with Section 6.5, (v) all deductions and (vi) the amount of any payment due from CASI to Juventas.

6.3          Method of Payments. All payments due from CASI to Juventas under this Agreement shall be paid by CASI or its designated party in RMB by wire transfer to a bank account designated in writing by Juventas. With respect to any payment due under this Section VI, Juventas shall provide CASI an original invoice for the due payment and CASI or its designated party shall make such payment by the [***] day of the month immediately following receipt of the original invoice.

6.4          Withholding Taxes. Royalties and milestone payments shall be paid by CASI to Juventas, after deduction of any applicable withholding taxes. Prior to any payment by CASI to Juventas, CASI shall provide to Juventas any forms required to attest Juventas’s fiscal domiciliation in order to allow CASI to claim application of the reduced rate of withholding tax provided for in any applicable bilateral fiscal convention. Juventas shall promptly return such forms to CASI. In the event Juventas fails to promptly return such forms duly filled and signed, CASI shall declare and pay withholding tax at the common law rate of the applicable corporate income tax, and such tax shall then be deducted from the corresponding payment by CASI to Juventas. CASI shall pay withholding tax to the proper taxing authority and proof of payment of such tax shall be secured and sent to Juventas as evidence of such payment. If, in the opinion of either Party, the provisions of this Section 6.4 become extremely burdensome, the Parties agree to meet and discuss such other options as may be available to them. For the avoidance of doubt, Juventas shall still be solely responsible for its own compliance with applicable tax law and CASI shall not be liable for any Juventas’ tax violations in relations to any tax withholdings under this Section 6.4.

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6.5          Currency. With respect to sales of the Licensed Product invoiced in RMB, the Net Sales and the amounts due hereunder will be expressed in RMB. With respect to sales of Licensed Product invoiced in a currency other than RMB, the gross sales, Net Sales and royalties payable shall be expressed in the currency of the invoice issued by the Party making the sale together with the RMB equivalent of the royalty payable and the equivalent in the currency used for calculating the applicable royalty rates, calculated using the rate of exchange published in the Wall Street Journal for such currency on the last Business Day of the relevant Calendar Quarter.

6.6          Default Payment. In addition to all other rights and remedies hereunder or at law or in equity, CASI shall pay an interest for any and all payment defaulted by CASI under this Agreement. The interest shall accrue on the amount of payment defaulted by CASI, from its due date up to the date of full payment, at a rate of [***] and shall be paid in RMB by wire transfer to a bank account designated by Juventas. Such interest shall accrue from day to day and be computed on the basis of a three hundred and sixty (360) day per year and the actual number of days elapsed.

6.7          Audit. Juventas shall have the right during the Term of this Agreement and for [***] after termination of this Agreement to engage an independent auditor that is mutually agreed to by Juventas and reasonably acceptable to CASI to examine the relevant records from time-to-time, as may be necessary to verify compliance with the terms of this Agreement. Such audit shall be requested in writing at least [***] days in advance, and shall be conducted during CASI’s normal business hours and otherwise in a manner that minimizes any interference to CASI’s business operations. In order to fulfill the auditing, the independent auditor so selected shall have the right to access, examine, review and copy all books or accounts of CASI, relevant procurement/distribution agreements and other purchase/sales contracts, purchase/sales orders, operation records, tax paid to local government, and itemized tax for the Licensed Product, and to discuss the business, operations and conditions of CASI with its respective directors, officers, employees, accounts, auditors, financial advisors, legal counsel and investment bankers, to the extent reasonably deemed by Juventas as necessary for determining the accuracy of the report provided by CASI pursuant to Section 6.2(c). CASI shall not unreasonably restrict the independent auditor’s access to premises of CASI during normal business hours. In the event that any independent auditor discovers an underpayment, CASI shall promptly pay to Juventas the amount of such underpayment. The fees charged by such independent auditor shall be paid by Juventas. However, CASI shall pay such fees, provided that if such auditor uncovers an underpayment of fees of [***] or more by CASI.

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Section VII.

Representations, Warranties and Covenants

7.1          Licensor Representations, Warranties and Covenants. Licensor hereby represents, warrants and covenants to Licensee, as of the Effective Date, as follows:

(a)          the execution, delivery and performance by Licensor of this Agreement and the consummation of the transactions contemplated hereby are within Licensor’s corporate powers and have been duly authorized by all necessary corporate action on the part of Licensor. This Agreement constitutes the legal, valid and binding obligation of Licensor, enforceable against Licensor in accordance with its terms

(b)          the execution, delivery and performance of this Agreement by Licensor will not violate: (i) any Laws or any order of any Governmental or Regulatory Authority; or (ii) any provision of Licensor’s certificate of incorporation or other organizational documents;

(c)          to the knowledge of Licensor, none of the Intellectual Property existing as of the Effective Date has been adjudged invalid, unenforceable or unpatentable by any Governmental or Regulatory Authority of competent jurisdiction, and all such Intellectual Property existing as of the Effective Date are valid and enforceable.

(d)          To the knowledge of Licensor, (a) the exploitation of Licensed Product based upon the Intellectual Property as it exists on the Effective Date does not infringe any issued patent or any pending patent of any person and (b) the use of the Intellectual Property by Licensee pursuant to the terms of this Agreement, and Licensee’s exercise of its rights hereunder in connection therewith, does not infringe, misappropriate or otherwise violate the trade secret rights or copyrights of any other Person. No written claim or demand of any Third Party has been made, or to the knowledge of Licensor, is threatened against Licensor and there is no proceeding, or action, claim (including regarding infringement of Intellectual Property), complaint, demand, suit, proceeding, or arbitration brought by a third party, pending, or, to the knowledge of Licensor, threatened, as of the Effective Date, against Licensor, and in each case involving any of the Intellectual Property or Licensed Product existing as of the Effective Date or the exploitation of the foregoing and (i) challenging any rights of Licensor in any such Intellectual Property or Licensed Product, (ii) alleging that any issued patent within such Intellectual Property is invalid or unenforceable, (iii) alleging that the use of any Intellectual Property existing as of the Effective Date infringes any issued patent of a third party or infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person, (iv) challenging the transactions contemplated by this Agreement or (v) asserting that the manufacture, use, sale, offer for sale or importation of Licensed Product or the processes used to make Licensed Product is or was infringing or otherwise violates or violated any Intellectual Property of any Person.

(e)          Licensor is and has been in compliance in all material respects with all applicable Laws applicable to and in connection with the exploitation of the Intellectual Property and the Licensed Product. There are no, and there have not been any issued judicial orders, writs, injunctions, decrees, judgments or stipulations in force against Licensor with respect to the Intellectual Property or Licensed Product that would reasonably be expected to have a material adverse effect on the ability of Licensee to exploit the Licensed Product in the Field in the Licensee Territory in compliance with all applicable Laws.

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(f)           To the knowledge of Licensor, no third party has infringed, misappropriated or otherwise violated any Intellectual Property.

(g)          The Intellectual Property owned by Licensor or both controlled by and prosecuted by Licensor and, to the knowledge of Licensor, the Intellectual Property controlled but not prosecuted by Licensor have been maintained properly in accordance with all applicable Laws, including disclosure of all prior art to the relevant patent authority to the extent required by applicable Laws, and with all applicable fees due with respect thereto having been paid.

(h)          To the knowledge of Licensor, the scientific, technical and other information relating to the Intellectual Property and Licensed Product disclosed or made available by Licensor or any of its representatives to Licensee in writing in the electronic data room has been true and correct in all respects.

(i)           Licensor is not currently assisting any third party in preparation for or in connection with filing an IND with respect to the Licensed Product.

(j)           Licensor has the unrestricted right to grant to Licensee the rights in the Intellectual Property in the Territory that are being granted to Licensee under this Agreement upon the terms set forth herein. Licensor has granted any license or sublicense to any rights in the Intellectual Property in the Territory to any Third Party that are in conflict with the rights granted to Licensee in this Agreement.

(k)          Licensor has taken reasonable and customary measures to maintain and protect, as applicable, the confidentiality of its or their owned Confidential Information within the Intellectual Property. Notwithstanding the foregoing, Licensor and its Affiliates may disclose Confidential Information to (a) Third Parties under an obligation of confidentiality with respect to such information, (b) Governmental Authorities or Regulatory Authorities in order to obtain patents or develop or submit Regulatory Filings for products, and (c) the extent required by Law.

(l)           All employees, consultants, contractors and other persons who have contributed to the design, creation, conception, reduction to practice or invention of any Intellectual Property in the Intellectual Property or the Intellectual Property have entered into written agreements with Licensor assigning to Licensor all rights relating to such design, conception, reduction to practice, invention or Intellectual Property.

(m)         The Licensor in compliance with all applicable Laws in relation to the reporting of adverse events in relation to clinical studies of the Licensed Products.

(n)          To the knowledge of Licensor, all clinical studies and nonclinical studies sponsored by Licensor relating to the Licensed Product have been and are being conducted in material compliance with applicable Laws, including Laws, rules, regulations and guidance restricting the use and disclosure of individually identifiable health information. Licensor has not received any written notices or other written correspondence from any Governmental or Regulatory Authority with respect to any ongoing clinical studies and nonclinical studies relating to the Licensed Product requiring the termination, suspension or material modification of such clinical studies and nonclinical studies.

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(o)          Licensor and its employees have never been (i) debarred or (ii) convicted of a crime for which a Person can be debarred under Section 306(a) of the U.S. Generic Drug Enforcement Act of 1992 (Section 306(a) or (b)) or similar Laws of any other jurisdiction.

7.2          Licensee Representations, Warranties and Covenants. Licensee hereby represents, warrants and covenants to Licensor as follows:

(a)          the execution, delivery and performance of this Agreement by Licensee and the consummation of the transactions contemplated hereby are within the Licensee’s corporate powers and have been duly authorized by all necessary corporate action on the part of Licensee. This Agreement constitutes the legal, valid and binding obligations of the Licensee, enforceable against the Licensee in accordance with its terms;

(b)          Licensee will be properly registered, licensed and qualified, and have all requisite power and authority under its organizational documents and in accordance with applicable Laws to market and sell Licensed Product in the Territory, and to conduct its business and perform its obligations hereunder and, during the Term and any extensions thereof, it shall take all action as may be required and necessary to obtain and keep current any governmental licenses, permits, registrations and approvals that are necessary for it to develop, make, market and sell the Licensed Product and carry out its other activities hereunder;

(c)          the execution, delivery and performance of this Agreement by Licensee will not violate: (i) any Laws or any order of any Governmental or Regulatory Authority; or (ii) any provision of Licensee’s certificate of incorporation or other organizational documents;

(d)          Licensee shall carry out its obligations and activities under this Agreement (including without limitation the marketing, promotion, distribution and sale of the Licensed Product) in accordance with: (i) the terms hereof and (ii) all applicable Laws; and

(e)          Licensee and its employees have never been (i) debarred or (ii) convicted of a crime for which a Person can be debarred under Section 306(a) of the U.S. Generic Drug Enforcement Act of 1992 (Section 306(a) or (b) or similar Laws of any other jurisdiction.

Section VIII.

Term and Termination

8.1          Term. Unless terminated in accordance with Section 8.2, the term of this Agreement shall be as long as CASI or its distributors and/or sublicensees Commercializes the Licensed Product (the “Term”).

8.2          Termination.

(a)          Termination for Material Breach. Either Party may terminate this Agreement for a material breach of this Agreement by the other Party if the breaching Party fails to cure any such breach within [***] calendar days after receipt of written notice from the non- breaching Party specifying such breach. In the event the Supply Agreement is terminated by either Party as the result of a material breach of the terms of the Supply Agreement by the other Party, this Agreement shall be deemed to be terminated at the same time.

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(b)          Termination for Insolvency or Bankruptcy. Either Party may immediately terminate this Agreement upon written notice to the other Party in the event that: (i) the other Party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy or reorganization is filed in any court of competent jurisdiction by such other Party; (iii) this Agreement is assigned by such other Party for the benefit of creditors; or (iv) an involuntary petition of bankruptcy or reorganization is filed against the other Party or its assets and such petition is not dismissed within [***] days of filing.

(c)          Termination for Governmental Action. Either Party may terminate this Agreement upon [***] days prior written notice in the event that any Governmental or Regulatory Authority takes any action or raises any objection that prevents Licensee from making, having made, marketing, promoting, importing, purchasing or selling Licensed Product, or that has the effect of making any of the transactions contemplated by this Agreement unlawful.

(d)          Termination for Failure to Close under the Investment Agreement. The Parties entered into an Investment Agreement dated June 15, 2019 with other parties under which CASI intended to make certain equity investment into Juventas in the amount of RMB80,000,000 upon Closing (as defined in the Investment Agreement). Juventas may terminate this Agreement immediately upon written notice to CASI if, for any reason, the Closing fails to occur.

(e)          Termination for Change of Control. Either Party may terminate this Agreement upon [***] days prior written notice if the other Party is subject to a Change of Control.

8.3          Effect of Termination. On the date of termination or expiration of this Agreement, (a) all rights and obligations granted under or imposed by this Agreement will cease and terminate, except as set forth herein and in Section 8.4, (b) all license granted to CASI under this Agreement shall terminate, (c) CASI shall cease its use and, upon request, within 30 days either return to Juventas or destroy (and certify as to such destruction) all Juventas’ Confidential Information, including any copies thereof, (d) CASI shall promptly deliver to Juventas all information, documents and other materials, which belong to the Improvements or are necessary for Juventas to Commercialize the Licensed Product and (e) CASI or its Affiliates shall not engage in development, marketing or sale of the Licensed Product in the Territory before [***] anniversary after the termination or expiration of this Agreement. Notwithstanding the foregoing, unless this Agreement was terminated by Licensor due to Licensee’s breach of this Agreement, Licensee shall have the right to sell and distribute its existing inventory of Licensed Product, not including products in process of manufacture, subject to the terms of this Agreement and payment of applicable royalties to Licensor as set forth in Section 6.2 above. Such expiration or termination shall not affect any claim, demand, liability or right of a Party arising pursuant to this Agreement prior to the expiration or termination hereof. For the avoidance of doubt, termination or expiration of this Agreement shall not affect a Party’s right to seek damages from the responsible Party for actions or omissions occurring prior to such termination or expiration.

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8.4          Survival. The following provisions shall survive any termination or expiration of this Agreement: Section 2.4, Section 2.5, Section 2.8, Section 8.3, Section IX, Section X and Section XI.

Section IX.

Confidentiality and Press Releases

9.1          Confidential Information. Except to the extent otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or is otherwise received, accessed or developed by a Receiving Party in the course of performing its obligations under this Agreement, including, but not limited to, all information concerning the Intellectual Property, Licensed Product(s), the contents of this Agreement and any other technical and business information of whatever nature (collectively, “Confidential Information”). Without limiting the generality of the foregoing, the Receiving Party may disclose the Confidential Information only to the Receiving Party’s officers, employees, consultants, agents (the “Representatives”) who have a need to know the Confidential Information in connection with the transaction contemplated hereby and which Representatives are contractually or otherwise legally bound to hold and use the Confidential Information in substantial accordance with the terms herein. The Receiving Party shall guarantee the full performance by the Representatives of the confidentiality obligation set forth herein. Intellectual Property and Improvements shall be the Juventas’ Confidential Information.

9.2          Exclusions. The obligations of confidentiality and non-use set forth in Section 9.1 shall not apply to any portion of the Confidential Information which the Receiving Party is able to establish by competent proof: (i) was already legally in the possession of the Receiving Party, at the time of disclosure by the Disclosing Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or (iv) was disclosed to the Receiving Party by a third party provided that the Confidential Information was disclosed by such third party in non-violation of any confidentiality obligation.

9.3          Exceptions. The obligations of this Section IX shall not apply to Confidential Information that: (i) is submitted to a Governmental or Regulatory Authority to facilitate the issuance of any registrations for the Licensed Product or the Intellectual Property, provided that the Disclosing Party is informed of such submission and the required Confidential Information in advance of the disclosure and reasonable measures shall be taken to assure confidential treatment of such information where permitted; (ii) is provided by the Receiving Party to third parties under confidentiality agreements having provisions at least as stringent as those in this Agreement, and solely for consulting, funding, merger or acquisition activity, external testing and marketing trials with respect to any of the subject matter of this Agreement; or (iii) is otherwise required to be disclosed in compliance with applicable Laws (including, without limitation and for the avoidance of doubt, the requirements of any securities regulatory authorities or any stock exchange on which securities issued by a Party are traded) or order by a court or other governmental or regulatory authority having competent jurisdiction; provided, that, if a Party is required to make any such disclosure of the other Party’s Confidential Information such Party will give reasonable advance written notice to the other Party of such disclosure requirement and will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

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9.4          Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to seek an injunction from any court of competent jurisdiction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Section IX.

9.5          Duration. All obligations of confidentiality, limited use and non-disclosure imposed by this Section IX with respect to any and all items of Confidential Information shall expire five years after the termination of this Agreement, unless a longer period is prescribed by Law.

9.6          Press Releases. Except as required by Law (including requirements of applicable securities administrators or any other stock exchange on which securities issued by a Party are traded) or any governmental or regulatory authority, neither Party shall make any press release or other public announcement relating to the Agreement or the transactions described herein without the prior written consent of the other Party, which consent will not be unreasonably withheld. Subject to the foregoing, each Party shall use Commercially Reasonable Efforts to provide the other Party an opportunity to review any press release or similar public statement related to this Agreement or Licensed Product prior to publicly releasing such press release.

Section X.

Indemnification

10.1        Indemnification by Licensor. Licensor shall defend, indemnify and hold harmless Licensee, its Affiliates, officers, directors, employees and agents against any and all Losses arising out of, in connection with or attributable to: (a) Licensor’s breach of any representation, warranty or covenant under this Agreement; (b) any negligent or wrongful act or omission on the part of Licensor, its Affiliates, officers, directors, employees, agents or representatives except, in each case, to the extent that any such Losses are caused by the negligence or wrongful act(s) of Licensee, its Affiliates, officers, directors, employees or agents; and (c) any Licensor Product Liability Claims except, in each case, to the extent that any such Losses are caused by the negligence or wrongful act(s) of Licensee, its Affiliates, officers, directors, employees or agents.

10.2        Indemnification by Licensee. Licensee shall defend, indemnify and hold harmless Licensor, its Affiliates, officers, directors, employees and agents against any and all Losses arising out of, in connection with or attributable to: (a) Licensee’s breach of any representation, warranty or covenant under this Agreement, (b) the promotion, marketing, sale or distribution of the Licensed Product(s) by Licensee in any part of the Territory or any negligent or wrongful act or omission on the part of Licensee, its Affiliates, officers, directors, employees, agents, sublicensees or representatives except, in each case, to the extent that any such Losses are caused by the negligence or wrongful act(s) of Licensor, its Affiliates, officers, directors, employees or agents.

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10.3        Procedures. The Party seeking indemnification under this Section X (the “Indemnified Party”) shall give prompt notice to the Party against whom indemnity is sought (the “Indemnifying Party”) of the assertion or commencement of any Proceeding in respect of which indemnity may be sought under this Section X and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to give such notice will relieve the Indemnifying Party of any liability hereunder only to the extent that the Indemnifying Party has suffered actual prejudice thereby. The Indemnifying Party shall assume and control the defense and settlement of any such action, suit or Proceeding at its own expense. The Indemnified Party shall, if requested by the Indemnifying Party, cooperate in all reasonable respects in such defense, at the Indemnifying Party’s expense, subject to the following. The Indemnified Party will be entitled at its own expense to participate in such defense and to employ separate counsel for such purpose. For so long as the Indemnifying Party is diligently defending any Proceeding pursuant to this Section X, the Indemnifying Party will not be liable under this Section X for any settlement effected without its consent. No Party to this Agreement shall make any admission, compromise or settlement which includes terms which adversely impact the other Party without the other Party’s prior written consent.

10.4         Infringement Claims.

(a)          Procedure. If either Party learns of or develops a basis for an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such claim (an “Infringement”) by or against a third party with respect to the Intellectual Property or the Licensed Product in the Territory, such Party shall promptly notify the other Party in writing and shall promptly provide such other Party with available evidence of such Infringement. Licensor shall have the first right, but not the obligation, to institute or defend Infringement actions against or by any such third parties in the Territory. If, in any such instance, Licensee does not secure actual cessation of such Infringement or institute or respond to an Infringement proceeding within 90 days of learning of such Infringement, then Licensor may institute or defend such Infringement action. Each Party maintaining any such Infringement action shall keep the other Party reasonably informed as to the status of such action. Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to maintain any such Infringement action and shall otherwise cooperate in the maintenance of any such action (including, without limitation, consenting to being named as a Party thereto).

(b)          Costs and Expenses. The costs and expenses of instituting an Infringement action (including fees of attorneys and other professionals) against a third party shall be borne by the Party maintaining the action. The costs of defending an Infringement action for infringement in the Territory shall be borne by the Licensor, including any amounts to be paid in settlement or as finally awarded by a court, unless such action results from unauthorized Improvements made by Licensee or use of the Intellectual Property other than as licensed herein.

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(c)          Allocation of Award for Third Party Infringement. In the event that any Infringement action instituted by Licensor and/or Licensee proceeds to judgment or settlement, any award paid by third parties as a result of such an Infringement action (whether by way of settlement or otherwise) shall be applied first to reimburse the costs and expenses incurred by the Parties with respect to such action and any remaining funds shall be allocated as follows: (i) if Licensor has maintained such action alone, Licensor shall be entitled to retain such remaining funds; (ii) if Licensee has maintained such action alone, Licensee shall be entitled to retain such remaining funds; or (iii) if the Parties have cooperated in maintaining such action, the Parties shall allocate such remaining funds between themselves in the same proportion as they have agreed to bear the expenses of maintaining such action or as otherwise agreed by the Parties in writing.

(d)          Infringement on Third Party Rights; License Required. If, in the course of any Infringement action by a third party instituted against Licensor or Licensee, a license to any third party patent becomes necessary in order for Licensee to enjoy the rights to the Licensed Product contemplated by this Agreement, then Licensee will be entitled to enter into such a license on terms and conditions as are required by the third party, and Licensee will be entitled to deduct from royalties otherwise payable under this Agreement during any quarter one half of the royalty payments during such quarter to the third party in respect of such third party’s patent; provided, further, that in no event shall the royalty rate payable under this Agreement after giving effect to such credit be reduced by more than twenty five percent (25%). Licensee shall keep Licensor fully informed of any such license negotiations and the Parties shall cooperate in good faith to minimize the amounts payable with respect to any such third-party intellectual property.

10.5        Consequential Damages. Neither Party to this Agreement shall be liable to or otherwise responsible to the other Party hereto for any loss of profits, diminution in value, or incidental, indirect, consequential, special, exemplary or punitive damages that arise out of or relate to this Agreement or the performance or breach hereof or otherwise and whether in contract, tort, strict liability or otherwise; provided, that, the foregoing limitation shall not apply: (i) to a Party’s third party indemnification obligations pursuant to Sections 10.1 and 10.2 above, (ii) to any personal injury or property damage caused by the grossly negligent or willful misconduct of a Party, or (iii) to any violation of applicable Law.

Section XI.

Miscellaneous

11.1        Choice of Law; Jurisdiction. This Agreement shall be governed by and construed exclusively in accordance with the laws of Hong Kong, without regard to conflicts of law rules. The language of this Agreement shall be English. Except as expressly set forth below, any dispute, controversy or claim arising out of or in relation to this Agreement, or breach hereof, shall be first settled through amicable negotiations between the Parties. If these negotiations do not result in an amicable resolution, then arbitration shall be sought in accordance with Section 11.2 found below.

11.2        Arbitration. Any dispute, controversy, difference or claim arising out of or relating to this contract, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. Each Party shall pay its or his own expenses of such arbitration, and the fees and expenses of the arbitrator shall be paid by the non-prevailing Party.

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11.3        Waiver. The waiver by any Party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach.

11.4        Modification. No change, modification, or waiver of any terms of this Agreement shall be valid unless it is in writing and signed by both Parties.

11.5        Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, whether oral or written, between the Parties, it being understood that any information exchanged under a confidentiality or nondisclosure entered into prior to the date hereof shall be treated as Confidential Information disclosed under this Agreement.

11.6        Force Majeure. If the actual performance of any obligations under this Agreement is prevented by any act of God (such as fire, flood, earthquake or other natural cause), terrorist events, riots, insurrections, declared or undeclared war or national emergency, governmental action or inaction unrelated to Licensed Product or the Parties’ acts or omissions, or other similar event outside the reasonable control of a Party, the Party affected by such event (a “Force Majeure”) shall be excused on a day-by-day basis to the extent of the prevention; provided, that such Party notifies the other Party as soon as practicable of the nature and expected duration of the claimed Force Majeure, uses all Commercially Reasonable Efforts to avoid or remove the causes of nonperformance and resumes performance promptly after the causes have been removed. If either Party is unable to perform its obligations under this Agreement due to a Force Majeure event for a period in excess of 90 days, the other Party may terminate this Agreement.

11.7        Assignment. Licensee shall not be entitled to assign its rights or delegate its obligations hereunder in whole or in part without the express prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed. The foregoing notwithstanding, no consent shall be required for the assignment of this Agreement in connection with a change in control or a sale of all or substantially all of the assets of Licensee so long as Licensee is then in full compliance with the terms of this Agreement and the successor or assignee agrees in a writing enforceable by Licensor to be bound by the terms of this Agreement.

11.8        Independent Contractor. This Agreement shall not be construed as constituting a partnership, joint venture or any other form of legal association that would impose liability upon one Party for the act or failure to act of the other Party, or as providing either Party with the right, power or authority (express or implied) to create any duty or obligation of the other Party.

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11.9        Headings. The headings have been inserted for convenience only and are not to be considered when interpreting the provisions of this Agreement.

11.10      Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

11.11      Severability. Each provision of this Agreement will to the extent possible be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.12      Notices. All notices or other communications hereunder shall be deemed sufficient if given in writing, via registered mail (return receipt requested), postage paid, or by reputable international delivery service (e.g. FedEx) or by courier addressed to the appropriate Party at the address set forth below, or at such other place as such Party may designate in writing to the other Party.

If to Licensor:	Juventas Cell Therapy Ltd.
Attn:	Yiping Deng (邓一平)
Address:	1103, Building No.3, Huamao Center, 77 Jianguo Road, Chaoyang District, Beijing, China 100025
Email:	[***]
Tel:	[***]

If to Licensee:	CASI Pharmaceuticals, Inc.
Attn:	George Chi
Address:	9620 Medical Center Drive, Suite 300 Rockville, Maryland 20850
Email:	[***]
Tel:	[***]

All such notices shall be effective upon receipt.

11.13      Insurance. Each Party shall have and maintain such types and amounts of liability insurance covering the manufacture, use and sale of the Licensed Product as is normal and customary in the pharmaceutical industry generally for Parties similarly situated, and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

[Signatures on following page]

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IN WITNESS WHEREOF, this Exclusive License Agreement has been executed by a duly authorized officer of each Patty as of the Effective Date.

“Licensor”

JUVENTAS CELL THERAPY LTD.

By:	/s/ Lulu Lv
Name: Lulu Lv
Title: Authorized Representative

IN WITNESS WHEREOF, this Exclusive License Agreement has been executed by a duly authorized officer of each Party as of the Effective Date.

“Licensee”

CASI PHARMACEUTICALS, INC.

By:	/s/ George Chi
Name: George Chi
Title: Chief Financial Officer